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Exhibit 99.1
Contacts:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TransMontaigne Inc. Enters into Agreement and
Plan of Merger With Morgan Stanley Capital Group Inc.

Thursday, June 22, 2006	Immediate Release

        Denver, Colorado—TransMontaigne Inc. (NYSE: TMG) today announced that it has entered into a definitive merger agreement with Morgan Stanley Capital Group Inc. ("Morgan Stanley"), pursuant to which all the issued and outstanding shares of common stock of TransMontaigne, including TransMontaigne's outstanding Series B Convertible Preferred Stock, on an as-converted basis, will be exchanged for $11.35 per share in cash. The merger has been approved by TransMontaigne's Board of Directors. Upon completion of the merger, TransMontaigne's common stock will no longer be traded on the New York Stock Exchange. Prior to entering into the definitive agreement with Morgan Staley, TransMontaigne terminated the merger agreement it previously entered into with SemGroup, L.P. and its affiliates, in accordance with its terms.

        Closing of the merger is subject to (i) the approval of a majority of the outstanding shares of common stock and Series B Convertible Preferred Stock of TransMontaigne, on an as-converted basis, voting as a single class at a special meeting of TransMontaigne's stockholders and (ii) the receipt of customary regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. TransMontaigne will solicit stockholder approval by means of a proxy statement, which will be mailed to all TransMontaigne stockholders upon completion of the required Securities and Exchange Commission filing and review process. TransMontaigne currently expects the merger to close between mid-August and mid-September 2006.

        Prior to closing of the merger, TransMontaigne will make provision to (i) either redeem or defease TransMontaigne's 9 1/8% Series B Senior Subordinated Notes pursuant to the terms and conditions thereof, or (ii) amend the terms and conditions of the Notes to permit them to remain outstanding following the closing of the merger.

        TransMontaigne Partners L.P. (NYSE: TLP) will remain a public company, subject to the periodic filing requirements with the Securities and Exchange Commission, and its common units will continue to be listed and traded on the New York Stock Exchange.

        UBS Investment Bank acted as financial advisor and provided a fairness opinion to TransMontaigne. Morrison & Foerster LLP served as legal counsel to TransMontaigne, and Wachtell, Lipton, Rosen & Katz served as legal counsel to Morgan Stanley.

Additional Information and Where to Find It

        TransMontaigne will promptly file with the Securities and Exchange Commission ("SEC") a current report on Form 8-K, which will include the merger agreement and related documents. As soon as practicable, TransMontaigne will file revised proxy materials with the SEC and, subject to compliance with applicable SEC regulations, mail to its stockholders definitive proxy materials regarding the merger transaction. Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the proposed merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC's website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com.

        This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne's stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne's executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

        TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP). The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

        This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements include statements regarding the proposed transactions. These statements are based on the current expectations of management of TransMontaigne. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) TransMontaigne may be unable to obtain stockholder approval required for the merger transaction; (2) conditions to the closing of the merger transaction, including regulatory approvals or waivers, may not be satisfied or the merger agreement may be terminated prior to closing; (3) the merger transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the merger transaction; and (5) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com. TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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TransMontaigne Inc. Enters into Agreement and Plan of Merger With Morgan Stanley Capital Group Inc.